Exhibit 107

Calculation of Filing Fee Tables Form S-1

(Form Type)

Brag House Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	(1)	—	—	$9,200,000.00	0.00014760	$1,357.92
Fees to be paid	Other	Underwriter Warrants	(4)	—	—		0.00014760
Fees to be paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of the Underwriter Warrants(3)	(1)			$240,000	0.00014760	$35.42
			Total Offering Amounts			$9,440,000.00		$1,393.34
			Total Fees Previously Paid
			Total Fee Offsets					—
			Net Fee Due					$1,393.34

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of Common Stock granted pursuant to the underwriters’ option to purchase additional shares of Common Stock.

(3)	The registrant has agreed to issue, upon the closing of this offering, underwriter warrant to the underwriters, entitling them to purchase a number of shares of common stock equal to 3% of the aggregate shares of common stock sold in this offering. The exercise price of the underwriter warrant will be equal to 100% of the public offering price of the common stock offered hereby.

(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of Common Stock underlying the Underwriter Warrants are registered hereby, no separate registration fee is required with respect to the Underwriter Warrants registered hereby.